BakerHostetler

March 29, 2019

Re:	Amendment to Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as special counsel to Lilis Energy, Inc., a Nevada corporation (the “Company”), with respect to the preparation of the Amendment No. 1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 46,314,578 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The Shares to be registered pursuant to the Registration Statement may be sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) and consist of (i) 17,641,638 shares of Common Stock issued to the Selling Stockholders (the “Exchange Shares”) and (ii) up to an additional 28,672,940 shares of Common Stock (the “Series E Convertible Shares”) that are issuable or may become issuable upon conversion of the Company’s Series E Convertible Participating Preferred Stock (the “Series E Preferred Shares”).
In connection with the opinions expressed herein, we have examined, among other things, original counterparts or copies of original counterparts of the following documents: (a) originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Company, as amended to the date hereof, including the Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Participating Preferred Stock (the “Series E Certificate of Designation”); (b) the Registration Statement; (c) the Prospectus; (d) the Transaction Agreement, dated as of March 5, 2019, by and among the Company and the Varde Parties named therein (the “Transaction Agreement”); and (e) the Amended and Restated Registration Rights Agreement, dated as of March 5, 2019, entered into by the Company and the Selling Stockholders in connection with the Transaction Agreement (the “Registration Rights Agreement”).
We have also examined originals or copies of such other records of the Company, certificates of public officials and of officers or other representatives of the Company, and agreements and other documents as we have deemed necessary, subject to the assumptions set forth below, as a basis for the opinions expressed below.
In rendering the opinions expressed below, we have assumed: (a) the genuineness of all signatures; (b) the authenticity of the originals of the documents submitted to us; (c) the conformity to authentic originals of any documents submitted to us as copies; and (d) as to matters of fact, the truthfulness of the representations and statements made in certificates of public officials and officers or other representatives of the Company. We have not independently established the validity of the foregoing assumptions.
The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain validly existing and in good standing under the laws of the State of Nevada, (c) at the time any Series E Convertible Shares are issued or delivered, (i) there will not have occurred any change in the law or in the Company’s Articles of Incorporation or Bylaws affecting the issuance or delivery of such Series E Convertible Shares and (ii) no relevant corporate actions will have been modified or rescinded, (d) the Company will have received legally sufficient consideration for all Series E Convertible Shares in accordance with the terms of the Transaction Agreement, (e) the Series E Convertible Shares will be issued within the limits of the then-remaining authorized but unreserved and unissued number of shares of the Company’s common stock under the Articles of Incorporation, (f) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Nevada Revised Statutes; and (g) any prospectus supplement describing the Shares registered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission.
Based upon and subject to the foregoing qualifications, assumptions, and limitations and the further limitations set forth below, we are of the opinion that:
1.All necessary corporate action has been taken by the Company to authorize the issuance and sale of the Exchange Shares, and such Exchange Shares are validly issued, fully paid and non-assessable.
2.All necessary and corporate action has been taken by the Company to authorize the issuance and sale of the Series E Convertible Shares, and such Series E Convertible Shares will, when issued and sold pursuant to the Transaction Agreement, in accordance with its terms, and upon authorization thereof by action of the Company and book entry registration and issuance by the Company’s transfer agent/registrar, be validly issued, fully paid, and non-assessable.
Our opinions are limited the laws, rules, and regulations of the State of Nevada (including all applicable provisions of the constitution of the State of Nevada and reported judicial decisions interpreting such laws), and we do not express any opinion herein concerning any other laws.
This opinion letter is rendered to you in connection with the Registration Statement. This opinion letter has been prepared, and is to be understood, in accordance with customary practice of lawyers who regularly give and lawyers who regularly advise recipients regarding opinions of this kind, is limited to the matters expressly stated herein, and is provided solely for purposes of complying with the requirements of the Securities Act, and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed herein are rendered and speak only as of the date hereof and we specifically disclaim any responsibility to update such opinions subsequent to the date hereof or to advise you of subsequent developments affecting such opinions.
We consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference of our firm under the caption “Legal Matters” in the Registration Statement. In giving such consents, we do not thereby admit that we are experts with respect to any part of the Registration Statement or the Prospectus, within the meaning of the term “expert,” as used in Section 11 of the Securities Act, or the rules and regulations promulgated thereunder, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
We bring to your attention that our legal opinions are an expression of professional judgment and are not a guarantee of result.

Very truly yours, /s/ Baker & Hostetler LLP

Atlanta Chicago Cincinnati Cleveland Columbus Costa Mesa Denver
Houston Los Angeles New York Orlando Philadelphia Seattle Washington, DC